SECOND AMENDED AND RESTATED CREDIT AGREEMENT


          AGREEMENT made as of this 1st day of February, 1995, by and among:

          MIDLANTIC BANK, N.A. (successor by merger to Continental
Bank), a national banking association, with an office at 1500 Market Street, Philadelphia, Pennsylvania 19102 ("Bank"); and

          SAFEGUARD SCIENTIFICS, INC., a Pennsylvania corporation, with an office at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087 ("SSI"); and

          SAFEGUARD SCIENTIFICS (DELAWARE) INC., a Delaware corporation, with an office at 103 Springer Building, 3411 Silverside Road,
Wilmington, DE 19810 ("SSD") (SSI and SSD, individually, a "Borrower" and, collectively, the "Borrowers").

          The Borrowers have requested Bank to establish a certain secured credit facility, and Bank is willing to do so under and subject to the terms hereof.

          NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, promise and agree as follows:

     Article 1.     Definitions.

          Section 1.1     Terms Defined.

          As used in this Agreement, the following terms shall have the following respective meanings set forth below or set forth in the section referred to following such term:

               "Business Day" - any day other than Saturday, Sunday or any other day on which commercial banks in Pennsylvania are authorized or required to close under the laws of the Commonwealth of Pennsylvania or by executive order.

               "Capitalized Lease Obligations" - as to any Person, any obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles. For purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

               "Certificate"     - a certificate executed either by the
president, the treasurer or controller or any vice president of any Borrower.

               "Closing"     - the transactions provided for in Sections
4.1 and 4.2 hereof.

               "Collateral"     - the collateral provided for herein and
in the Security Documents.

          "Collateral Coverage Base" - a dollar amount equal to the following percentages of the value of the Collateral Coverage Securities, in no event, however, to exceed the lesser of (i) as to Collateral Coverage Securities which constitute "margin stock" pursuant to Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 et seq. ("Regulation U"), 50% (or the then maximum "loan value" for margin stock pursuant to Regulation U) of the value of such Collateral Coverage Securities, and (ii) the following dollar maximum specified for each type of Collateral Coverage Securities:

     Securities               %                  Maximum $

     CompuCom               33.33%               $25 Million

     Cambridge              40%                  $25 Million

     Novell                 50%                      N/A

     Sybase                 50%                      N/A

     Coherent               33.33%               $20 Million

     Tangram                25%                  $5 Million

     Gandalf                25%                  $5 Million

          "Collateral Coverage Securities" - Pledged Securities consisting of common stock issued by one or more of the following corporations but only as long as such securities are traded on a nationally recognized securities exchange or on the NASDAQ and OTC markets:

                    (i)     CompuCom Systems, Inc. ("CompuCom")
              (ii)     Cambridge Technology Partners, Inc. ("Cambridge")
                    (iii)     Novell, Inc. ("Novell")
                    (iv)     Sybase, Inc. ("Sybase")
                    (v)     Coherent Communications Systems Corporation
("Coherent")
                    (vi)     Tangram Enterprise Solutions, Inc.
("Tangram")
                    (vii)     Gandalf Technologies, Inc. ("Gandalf")

               "Commitment Termination Date" - January 31, 1998.

               "Compliance Certificate" - as defined in Section 4.2(g) hereof.

               "Debt Instrument" - as defined in Section 7.4(a) hereof.

               "Default"     - an event which with notice or the lapse
of time or both would constitute an Event of Default.

               "Dollars"     and "$" - lawful money of the
     United States of America.

               "ERISA"     - as defined in Section 3.14 hereof.

               "Event of Default" - as defined in Article 7 hereof.

               "Financial Statements" -

               (a) The audited balance sheets of SSI, and its Subsidiaries (including, without limitation, SSD) at December 31, 1993, and the related audited consolidated statements of operations, shareholder's equity and cash flows, and the notes thereto, of SSI, SSD and Subsidiaries for the above mentioned year certified without qualification or explanatory paragraphs by independent certified public accountants satisfactory to the Bank;

               (b) The unaudited consolidating balance sheets of SSI and its Subsidiaries (including without limitation, SSD), as at September 30, 1994, and the unaudited internal consolidating statement of operations and cash flows, of SSI and its Subsidiaries (including, without limitation, SSD) for the nine months then ended; and

               (c) The unaudited consolidated balance sheets of SSI and its Subsidiaries (including, without limitation, SSD) as at September 30, 1994 and the related unaudited consolidated statement of operations and cash flows, and the notes thereto, of SSI and its Subsidiaries for the nine months then ended.

               "Included Subsidiaries" - all Subsidiaries of SSI or of SSD at any time, except for Compucom Systems, Inc., a Delaware corporation ("Compucom"), Center Core, Inc., a Delaware corporation ("Center Core"), Coherent Communications Systems Corporation ("Coherent"), a Delaware corporation, Laser Communications, Inc., a Pennsylvania corporation, Sky Alland Research, Inc., a Maryland corporation, Micro Dynamics, Inc., a Delaware corporation, and their respective successors and Subsidiaries.

               "Indebtedness" - with respect to any Person, all (i) liabilities or obligations which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations of such Person; and (ii) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it.

               "Initial Advances" - Loan advances made at the first
Closing.

               "Interest Coverage Ratio" - as of any date, the ratio of
(a) Pre Tax Earnings plus cash interest expense for the 12 months ending on such date to (b) the cash interest expense for such 12 month period.

               "Investments" - any loans, advances or extensions of credit (other than guaranties) or any purchase of any debt or equity security, including without limitation, capital stock, bonds, debentures, notes, general partnership interests, limited partnership interests, warrants or other rights, all whether certificated or uncertificated.

               "IRS" - as defined in Section 3.14 hereof.

               "Leases" - leases and subleases (other than the leases or subleases the obligation to pay rent or other amounts under which is a Capitalized Lease Obligation), licenses, easements, grants, pole attachment and conduit or trench agreements and other attachment rights and similar instruments under which any Borrower or any of its Included Subsidiaries has the right to use real or personal property or rights of way.

               "Lending Office" - 1500 Market Street, Philadelphia, Pennsylvania or such other office as the Bank may from time to time specify to the Borrowers as the office at which Revolving Loan Advances are to be made.

               "Liabilities" - for the purposes of calculating
Indebtedness to Tangible Net Worth and for the purposes of determining "Liabilities" of Borrowers hereof, Liabilities shall not include minority shareholder interest which may appear on a balance sheet of SSI, prepared in accordance with generally accepted accounting principles, consistently applied.

               "Lien" - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, any Borrower or Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other person for security purposes.

               "Loan Documents" - this Agreement, the Note, the Security Documents and all other documents executed and delivered in connection herewith or therewith, including all amendments, modifications and supplements of or to all such documents.

               "Loan" - the Revolving Loan.

               "Material Adverse Effect" - any specified event, condition or occurrence as to any Borrower or Subsidiary, as applicable, which individually or in the aggregate with any other such event, condition or occurrence and whether through the effect on such Borrower's or Subsidiary's business, property, prospects, profits or condition (financial or otherwise) or otherwise could reasonably be expected to (a) result in, to the extent not fully covered by insurance, any liability, loss, forfeiture, penalty, costs, fine, expense, payment or other monetary obligation or loss of property in excess of $1,500,000.00 as to any Borrower or Subsidiary or as to all Borrowers and Subsidiaries taken as a whole.

               "Note" - the Revolving Loan Note.

               "Person" - an individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

               "Pledge Agreement" - The Pledge Agreement between Bank and Borrowers dated October 7, 1991, as amended from time to time, including by Amended and Restated Pledge Agreement dated June 30, 1994 and by Second Amended and Restated Pledge Agreement of even date herewith.

               "Pledged Securities" - Securities pledged as collateral from time to time for the performance of the Borrowers' obligations hereunder and under the Note.

               "Post-Default Rate" - in respect of any amounts not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such amounts are paid in full equal to 2% per annum above the applicable rate provided for in Section 2.9 hereof.

               "Pre-Tax Earnings" shall mean gross revenues and other proper income credits, plus any cash proceeds realized on the sale of securities, less all proper income charges other than taxes on income, all determined on a consolidated basis and in accordance with generally accepted accounting principles; provided that there shall not be included in such revenues or charges (a) any gains resulting from the write-up of assets; (b) any proceeds of any life insurance policy; (c) earnings (or losses) from minority interests of the Borrowers and their Included Subsidiaries; (d) earnings (or losses) from equity investments carried on an equity basis to the extent not received by the Borrowers or any Included Subsidiary; (e) any gain or loss, other than a gain or loss on the sale of stock, which is classified as "extraordinary" in accordance with generally accepted accounting principles; (f) any book gain (or loss) on the sale of securities; or (g) losses resulting from CenterCore, Inc. in fiscal year 1994. Pre-Tax Earnings can be less than zero for all purposes of this Agreement.

               "Prime Rate" the interest rate which Bank announces from time to time at its Principal Office as its prime rate. Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect at the time of such change in the Prime Rate. The Borrowers acknowledge that such Prime Rate is not tied to an external rate of interest or index and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customer.

               "Principal Office" - Bank's principal office presently located at 1500 Market Street, Philadelphia, Pennsylvania 19102.

               "Property" - any interest in any kind of property or asset, whether real, personal or mixed or tangible or intangible.

               "Prior Agreement" - that certain Amended and Restated Credit Agreement dated June 30, 1994, between Borrowers and Bank, as amended to date.

               "Quarterly Dates" - the last Business Day of each March, June, September and December.

               "Revolving Credit Period" - as defined in Section 2.1(a) hereof.

               "Revolving Loan" - as defined in Section 2.1 hereof.

               "Revolving Loan Commitment" - $75,000,000, as the same may be reduced pursuant to Section 2.2 hereof.

               "Revolving Loan Note" - as defined in Section 2.9 hereof.

               "Security Documents" - as defined in Section 2.15 hereof.

               "Subsidiary" - any corporation at least a majority (meaning in excess of 50%) of the securities of which having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) are at the time owned, directly or indirectly, by either of the Borrowers, by one or more of their Subsidiaries, or by the Borrowers and one or more of their subsidiaries.

               "Tangible Net Worth" - the excess of total assets over the sum of total liabilities and minority shareholder interests, to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Financial Statements, excluding, however, from the determination of total assets
(a) all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and research and development costs); (b) treasury stock; (c) cash set apart and held in sinking or other analogous funds established for the purpose of redemption or other retirement of capital stock; (d) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence and/or amortization of properties and all other reserves or appropriations of retained earnings which, in accordance with generally accepted accounting principles, should be established in connection with the businesses conducted by the Borrowers and their Subsidiaries; (e) any revaluation or other write-up in book value of assets subsequent to December 31, 1993; (f) to the extent not provided for in clause (a) or (e) above, the amount, if any, by which the value of any assets or business hereafter acquired at the time of the acquisition thereof unreasonably exceeds the book value thereof on the books of the person from whom such assets or business were so acquired (before any write-up of such book value by such Person in contemplation of such acquisition if such write-up shall have occurred within nine (9) months prior to the date of signing of any contract relating to such acquisition); and (g) loans to employees for purchasing stock of the Borrowers or any Subsidiaries.

          Section 1.2     Directly or Indirectly.

          Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provisions shall be applicable whether such action is taken directly or indirectly by such Person.

          Section 1.3     Accounting Terms; Test Group.

               (a) Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given thereto in accordance with generally accepted accounting principles. If the generally accepted accounting principles in effect on the date hereof shall change, the terms calculated herein under such principles shall be changed accordingly.

               (b) Except where specifically otherwise provided herein, the financial covenants set forth in Sections 6.8, 6.9 and 6.10 hereof shall be computed on a consolidated basis, excluding, however, all Subsidiaries other than Included Subsidiaries.

     Article 2.     Amount and Terms of Loan; Collateral.

          Section 2.1       Revolving Loan.

               (a) Bank shall, subject to the terms and conditions of this Agreement, establish for Borrowers a revolving credit facility (the "Revolving Loan") pursuant to which Bank will make loans hereinafter provided for in this Section 2.1 (individually, a "Revolving Loan Advance" and, collectively, together with the Initial Advance under the Revolving Loan, the "Revolving Loan Advances") to the Borrowers, at any time and from time to time during the period (the "Revolving Credit Period") from the date hereof to and including the Commitment Termination Date, in an aggregate principal amount at any one time outstanding (including the face amount of all outstanding letters of credit) up to but not exceeding the lesser of the Revolving Loan Commitment as then in effect or the Collateral Coverage Base. Subject to the terms of this Agreement, during the Revolving Credit Period the Borrowers may borrow, repay and reborrow (all as provided herein).

               (b) During the Revolving Credit Period, Borrowers may obtain letters of credit from the Bank in an aggregate amount not to exceed $5,000,000 (measured by the face amount thereof) at any time outstanding, upon prior approval of the Bank, on such terms (including without limitation the expiry date, which Borrowers agree will in no event be twelve (12) months beyond the Commitment Termination Date) as the Bank may require and with such documentation, including Bank's then standard Letter of Credit Application and Security Agreement, as shall be satisfactory in form and substance to the Bank. The Revolving Loan Commitment shall be reduced by a dollar amount equal to the aggregate face amount of the outstanding letters of credits issued hereunder, provided, however that such reduction shall not be deemed to be a reduction for purposes of calculating the commitment fee provided in
Section 2.4 herein. Borrowers will pay to Bank a letter of credit fee for each letter of credit issued hereunder in the amount of 1% per annum of the face amount of such letter of credit, payable quarterly in advance (commencing upon issuance).

          Section 2.2     Changes in Revolving Loan Commitment.

          The Borrowers shall be entitled to terminate or reduce the Revolving Loan Commitment, provided that the Borrowers shall give notice of each such termination or reduction to the Bank as provided in Section
2.3 hereof and that any partial reduction of the Revolving Loan Commitment shall be in an aggregate amount equal to $100,000 or an integral multiple thereof. Any such termination or reduction shall be permanent and irrevocable.

          Section 2.3     Notices.

          SSI, as agent hereunder for the Borrowers, shall give the Bank telephonic and written notice of each termination or reduction of the Revolving Loan Commitment, each borrowing, and repayment of the Loan. All requests for borrowings shall be made available to Borrowers, subject to the terms and conditions of this Agreement, by telephonic or telegraphic request of any Borrower. Bank may rely upon any and all telephonic, telegraphic and written requests purported to be made by either Borrower through any of its officers. Each such written notice shall be irrevocable and shall be effective only if received by the Bank not later than 12 noon Philadelphia time, on the date which is: (a) in the case of each notice of termination one Business Day prior to the date of the related termination, and (b) in the case of a notice of borrowing or reduction, the Business Day on which a request for a borrowing or reduction is made, subject, as to borrowings for which the LIBOR Rate is being selected, to the provisions of Section 2.08(c) hereof.

          Section 2.4 Fees. (a) The Borrowers shall pay to the Bank a commitment fee at the rate of one-quarter of one percent (1/4%) per annum on the daily average unused amount of the Revolving Loan Commitment (which shall be calculated as the Revolving Loan Commitment minus all outstanding cash advances on the date of such calculation) during each calendar quarter for the period from the date hereof to and including the earlier of the date on which the Revolving Loan Commitment is terminated or the Commitment Termination Date. The commitment fee shall be payable quarterly in arrears on the Quarterly Dates and on the earlier of the date the Revolving Loan Commitment is terminated or the Commitment Termination Date.

               (b) The Borrowers shall pay to Bank on February 1 of each year, commencing February 1, 1996, a non-refundable Agent Fee (the "Agent Fee") in the amount of $75,000. On the date hereof, Borrower shall pay to Bank an Agent Fee for the period from the date hereof through January 31, 1996 in the amount of $66,666.00.

          Section 2.5     Borrowings.

          SSI, as agent hereunder for the Borrowers, shall give the Bank telephonic or telegraphic and written notice of each borrowing of the Loan hereunder as provided in Section 2.3 hereof. Subject to the terms and conditions of this Agreement (including the notice provisions of Section 2.08(c) hereof), on telephonic or telegraphic notice given not later than 12:00 noon Philadelphia time on the date specified for each borrowing thereunder, Bank shall make available the amount of the Revolving Loan Advance to be made by it, on such date to the Borrowers by depositing the proceeds thereof, in immediately available funds, in an account of such of the Borrowers as shall have been designated by SSI in the borrowing notice, maintained with the Bank at its Principal Office. Within twenty four (24) hours of such borrowing, Borrowers shall execute a Borrowing Base Certificate ("Borrowing Base Certificate") prepared by Borrowers setting forth the present values of the Collateral and Borrowers' compliance with the Collateral Coverage Base.

          Section 2.6     Use of Proceeds of Loan.

          The proceeds of the Revolving Loan shall be used, initially, for the purpose of repaying in full all outstanding principal and interest on the Term Loan referred to in the Prior Agreement, and thereafter solely for working capital of the Borrowers and their Subsidiaries as the Borrowers shall determine, for Investments subject to the limitations set forth in Section 6.6 hereof, and for capital expenditures of the Borrowers not to exceed $3,000,000 in the aggregate.

          Section 2.7 Payment of Loan. Unless sooner accelerated pursuant to the terms hereof, the Revolving Loan shall be due and payable on the Commitment Termination Date. Borrowers will, on the Commitment Termination Date, provide Bank with cash collateral in an amount equal to 105% of the face amount of all issued and outstanding letters of credit issued under this Agreement.

          Section 2.8     Interest.

               (a) Subject to the provisions of subsection (c) hereof, the Borrowers shall pay to Bank interest on the unpaid principal amount of each Revolving Loan Advance for the period commencing on the date of such Revolving Loan Advance until such Revolving Loan Advance shall be paid in full, at a rate per annum equal to Bank's Prime Rate. Notwithstanding the foregoing, the Borrowers shall pay interest on any Revolving Loan Advance, and on any other amount payable by the Borrowers hereunder (including, to the extent permitted by law, interest) which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise, and including all reimbursement obligations on letters of credit which are not immediately repaid from a Revolving Loan Advance or otherwise) for the period commencing on the due date thereof until the payment in full at the Post-Default Rate. Except as provided in the next sentence, accrued interest on the Loan shall be payable (i) monthly in arrears within 10 days of Borrowers' receipt of a bill therefor, (ii) upon the payment or prepayment thereof (but only on the principal so paid or prepaid) and (iii) on the earlier of the date the Revolving Loan Commitment is terminated or the Commitment Termination Date. Interest payable at the Post-Default Rate shall be payable from time to time on demand of the Bank. Interest shall continue to accrue and be paid at the applicable rate provided herein even after Default, an Event of Default, entry of judgment against either or both of the Borrowers or the commencement of any bankruptcy, reorganization or insolvency proceeding.

               (b) Notwithstanding any provision herein or in the Note, the total liability for payments of interest, or in the nature of interest, shall not exceed the limits imposed by any applicable laws.
If the terms of this Agreement or the Security Documents, the Note, or any other agreement or instrument entered into in connection herewith require or shall require Borrowers to pay interest in excess of amounts allowed by law, the rate of interest payable shall be reduced immediately, without action by Bank, to the applicable maximum rate, and any excess payment made by Borrowers at any time shall be immediately and automatically applied to the unpaid balance of the outstanding principal due hereunder and not to the payment of interest. In the event of acceleration of sums due hereunder, the total charges for interest and in the nature of interest shall not exceed the maximum allowed by law, and any excess portions of such charges which may have been prepaid and cannot be applied to repayment of principal shall be refunded to Borrowers. Borrowers agree that in determining whether or not any interest payable under this Agreement, the Note or the Security Documents exceeds the highest applicable rate permitted by law, any non-principal payment including, without limitation, fees, costs, Post-Default Rate and late charges shall be deemed to the extent permitted by law, to be an expense, fee or penalty not deemed interest by law.

               (c)     (A)     As used in this Section 2.8(c), the
following terms shall have the following meanings:

                         (i)     "Good Business Day" means any day when
both Bank and banks in London, England are open for business.

                         (ii)     "LIBOR Rate"  means for any day during
each Rate Period (a) the per annum rate of interest (computed on a basis of a year of 360 days and actual days elapsed) determined by Bank as being the composite rate available to Bank at approximately 11:00 a.m. London time in the London Interbank Market, as referenced by Telerate (page 3750), in accordance with the usual practice in such market, for the Rate Period elected by Borrowers, in effect two (2) Good Business Days prior to the funding date for a requested LIBOR Rate advance for deposits of dollars in amounts equal (as nearly as may be estimated) to the amount of the LIBOR Rate advance which shall then be loaned by the Bank to Borrowers as of the time of such determination, as such rate (the "Base Rate") may be adjusted by the reserve percentage applicable during the Rate Period in effect (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Rate Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Bank with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, having a term equal to such Rate Period ("Eurocurrency Reserve Requirement"), plus (b) 2.25 percentage points. Such reserve adjustment shall be effectuated by calculating, and the LIBOR Rate shall be equal to, (a) the quotient of (i) the Base Rate divided by (ii) one minus the Eurocurrency Reserve Requirement, plus (b) 2.25 percentage points.

                         (iii)     "Notification" means telephonic
notice (which shall be irrevocable) by Borrowers to Bank that Borrowers have requested that the LIBOR Rate, as quoted by Bank from time to time upon Borrower's request for quotation made not less than one (1) Business Day prior to the requested date of quotation, shall apply to some portion of the principal amount of the Revolving Loan in accordance with the provisions of Section 2.8(c) hereof, which notice shall be given no later than 11:00 a.m. Philadelphia time, on the day which is at least 2 Business Days prior to the Business Day on which such election is to become effective, which notice shall specify (i) that the LIBOR Rate option is being selected; (ii) the principal amount of cash advances under the Loan to be subject to such rate; (iii) whether such amount is a new advance, a renewal of a previous request of such rate, a conversion from one interest rate to another, or a combination thereof;
(iv) the Rate Period(s) selected; and (v) the date on which such request is to become effective (which date shall be a date selected in accordance with Section 2.8(c)(B) hereof).

                         (iv)     "Rate Period" means for any portion of
principal under the Loan for which Borrowers elect the LIBOR Rate the period of time for which such rate shall apply to such principal portion. Rate periods for principal earning interest at the LIBOR Rate shall be for periods of 30, 60, 90 or 180 days and for no other length of time, provided, that, no Rate Period may end on other than a Business Day or after the Commitment Termination Date.

                         (v)     "Repayment Premium" means the amount
which Borrowers shall pay to Bank as a premium in connection with a repayment of outstanding principal of the Loan earning interest at the LIBOR Rate at the time of repayment, which amount shall be the amount determined by Bank (which determination shall be conclusive) to be the difference between (a) the present value of the interest payments that would have been paid for the balance of the Rate Period to Bank by Borrowers on such repaid portion of principal accruing at the LIBOR Rate but for such repayment, and (b) the present value of the interest payments that would be paid for the balance of the Rate Period to Bank at the United States Treasury Rate if on or about the date of repayment Bank made a hypothetical investment of the repaid portion of principal accruing at a fixed rate of interest in United States Treasury securities maturing on or about the last date of the corresponding Rate Period and bearing interest accruing from the date of repayment.

                         (vi)     "United States Treasury Rate" means a
rate of interest per annum, equal to (rounded downward to the nearest 1/100 of 1%) the annual yield Bank could obtain by purchasing on the date of repayment of a LIBOR Rate Loan United States Treasury Securities with semi-annual interest payments, maturing on or about the last date of the corresponding Rate Period, in amounts approximately equal to that amount of the repaid portion which was applied to principal earning interest at the LIBOR Rate at the time of repayment.

                    (B)     (1)     Subject to the terms of this Section
2.8(c)(B) (including without limitation the terms of Section 2.8(c)(B)(3)), by giving Notification, Borrowers may request to have all or a portion of the outstanding principal of cash advances under the Loan as hereinafter permitted earn interest at the LIBOR Rate as follows: (i) with respect to the principal amount of any cash advance under the Loan, from the date of such advance until the end of the Rate Period specified in the Notification; and/or (ii) with respect to the principal amount of any portion of cash advances under the Loan outstanding and earning interest at the LIBOR Rate at the time of the Notification related to such principal amount, from the expiration of the then current Rate Period related to such principal amount until the end of the Rate Period specified in the Notification; and/or (iii) with respect to all or any portion of the principal amount of cash advances under the Loan outstanding and earning interest at the Prime Rate at the time of Notification, from the date set forth in the Notification until the end of the Rate Period specified in the Notification.

                         (2)     Borrowers understand and agree: (i)
that subject to the provisions of this Agreement, the Prime Rate and the LIBOR Rate may apply simultaneously to different parts of the outstanding principal of cash advances under the Loan, (ii) that the LIBOR Rate applicable to any portion of outstanding principal may be different from the LIBOR Rate applicable to any other portion of outstanding principal, (iii) that no more than 3 portions of principal of cash advances under the Loan bearing interest at the LIBOR Rate may be outstanding at any one time, (iv) that the minimum amount of principal for which any LIBOR Rate election may be made shall be $2,000,000, and (v) that Bank shall have the right to terminate any Rate Period, and the interest rate applicable thereto, prior to maturity of such Rate Period, if Bank determines in good faith (which determination shall be conclusive) that continuance of such interest rate has been made unlawful by any Law, to which Bank may be subject, in which event the principal to which such terminated Rate Period relates thereafter shall earn interest at the Prime Rate.

                         (3)     After expiration of any Rate Period,
any principal portion corresponding to such Rate Period which has not been converted or renewed in accordance with this Section 2.8(c)(B) shall earn interest automatically at the Prime Rate from the date of expiration of such Rate Period until paid in full, unless and until the Borrowers request and Bank approves a conversion to the LIBOR Rate in accordance with this Section 2.8. With respect to any cash advances (whether an advance of new funds or an already outstanding amount), if Borrowers fail to request the LIBOR Rate option by giving Bank a Notification, or if Bank fails to approve such request when made, such principal amount shall earn interest at the Prime Rate.

                         (4)     Borrowers shall indemnify Bank against
any and all loss or expense (including loss of margin) which Bank has sustained or incurred as a consequence of: (a) any payment of any principal amount earning interest at the LIBOR Rate on a day other than the last day of the corresponding Rate Period (whether or not any such payment is made pursuant to acceleration upon or after an Event of Default, demand by Bank otherwise made under this Agreement, by reason of an application of proceeds incident to an insured loss or condemnation of property, or for any other reason, and whether or not any such payment is consented to by Bank, unless Bank shall have expressly waived such indemnity in writing); (b) any attempt by a Borrower to revoke in whole or part any Notification given pursuant to this Agreement; (c) any attempt by Borrowers to convert or renew any principal amount earning interest at the LIBOR Rate on a day other than the last day of the corresponding Rate Period (whether or not such conversion or renewal is consented to by Bank, unless Bank shall have expressly waived such indemnity in writing); or (d) any breach of or default by any Borrower.

          Section 2.9     Note.

          Contemporaneously herewith, Borrowers shall execute and deliver to Bank their Note ("Note") in the principal amount of $75,000,000.00 ("Revolving Loan Note"), evidencing Borrowers' unconditional joint and several obligations to repay the Revolving Loan.

          Section 2.10     Payments.

          All payments of principal, interest and other amounts payable by the Borrowers hereunder will be made in Dollars, in immediately available funds, to the Bank at its Principal Office not later than 12:00 noon Philadelphia time on the date on which such payment shall become due.

          Section 2.11     Computations; Application of Payments.

               (a) Interest on the Loan and commitment fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last) in the period for which payable;

               (b) Each payment of principal and interest made by either Borrower hereunder shall be applied first on account of due and unpaid interest and the balance, if any, toward reduction of the unpaid principal balance of the Loan.

          Section 2.12     Minimum Amounts of Borrowings.

          Except for borrowings which exhaust the full remaining amount of the Revolving Loan Commitment, each borrowing under the Revolving Loan shall be in the amount of $100,000 or an integral multiple thereof.

          Section 2.13     Set-Off.

          Each of the Borrowers hereby agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim Bank may otherwise have, Bank, any participant of Bank in the Loan and any affiliate of Bank or any such participant shall be entitled, at its option, to offset balances held by it at any of its offices against any principal of or interest on the Loan hereunder which is not paid when due (regardless of whether such balances are then due to such Borrower), in which case it shall promptly notify such Borrower thereof, provided that its failure to give such notice shall not affect the validity of any such offset.

          Section 2.14     Prepayment.

          The Loan may be prepaid in whole or in part and from time to time, provided that (i) all unpaid accrued interest on the amount(s) prepaid shall be paid concurrently with any such prepayment, and (ii) in the event that such of the principal of the Loan earning interest at the LIBOR Rate at the time of repayment is repaid prior to the last day of the applicable Rate Period (whether or not any such repayment is made pursuant to acceleration upon or after an Event of Default, demand by Bank otherwise made under this Agreement, by reason of an application of proceeds incident to an insured loss or condemnation of property, or for any other reason), Borrowers shall, together with such repayment, pay to Bank a Repayment Premium on the amount so repaid.

          Section 2.15     Collateral.

               (a) Borrowers hereby agree that their grant of a security interest in the Collateral contained in the Pledge Agreement, in other security and collateral agreements of Borrowers and of the Guarantors (as defined herein) and all other agreements executed in connection herewith and all collateral, liens, security interests and pledges created by Borrowers and the Guarantors described therein cover and secure all of Borrowers' existing and future obligations and liabilities to Bank, including without limitation, Borrowers' liabilities on the Revolving Loan (collectively, the "Obligations").

               (b)     The Pledge Agreement, and the aforesaid
agreements, instruments and documents, are sometimes hereinafter referred to collectively as the "Security Documents."

          Section 2.16     Valuation of Collateral Coverage
                         Securities; Sale.

          The value of the Collateral Coverage Securities shall be based on market value as determined on a nationally recognized exchange or by the NASDAQ or OTC Markets, National Market Issues or by using the NASDAQ bid quotations all as of the close of the last previous trading day.
Any determination of the value of the Collateral Coverage Securities by the Bank through its brokerage services shall be conclusive and binding on Borrowers absent manifest error. Borrowers may sell Collateral Coverage Securities in accordance with the terms of the Pledge Agreement so long as after giving effect to any such sale, Borrowers are not in violation of the Collateral Coverage Base and the proceeds thereof shall be paid over to Bank as provided in the Pledge Agreement.

          SECTION 2.17 Participations. Borrowers acknowledge that 66.66% of the Revolving Loan (and each cash advance and letter of credit made or issued thereunder) are being and are intended hereafter to be funded by Meridian Bank, First Bank, National Association and PNC Bank, National Association (each a "Participant") as participants of Bank in the Loan, all as more fully set forth in that certain Amended and Restated Participation Agreement dated as of February 1, 1995 (as amended from time to time, the "Participation Agreement"). In this regard, Borrowers agree that:

               (A) Bank may from time to time provide financial and other information concerning the Borrowers to each Participant and, with Borrowers' prior consent, to any other prospective participant, and

               (B) Should any Participant default under its obligations to Bank to fund any portion of its participation in the Loan, or should the participation of any Participant be terminated by Bank at either Borrower's request (to the extent Bank has the right to do so under its arrangements with such Participant), Bank will have no obligation to fund (including by issuance of letters of credit) any Loan to the extent of such Participant's share thereof.

     Article 3.     Representations and Warranties.

          The Borrowers hereby represent and warrant to the Bank that:

          Section 3.1     Organization.

               (a) Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, as set forth in Exhibit 3.1 hereto, and each of their Included Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective state of incorporation, as set forth in Exhibit 3.1 hereto; each such Borrower and Included Subsidiary has the power to own its assets and to transact the business in which it is presently engaged and in which it proposes to be engaged. The authorized and outstanding shares of capital stock of each such corporation, and the number of outstanding shares of capital stock of each such corporation (other than SSI) owned by each of the Borrowers or any Included Subsidiary thereof and the business in which each of such corporations is engaged is accurately and completely listed in Exhibit
3.1. All such shares which are issued and outstanding have been duly and validly issued and are fully paid and nonassessable, are owned by the persons referred to on Exhibit 3.1, free and clear of any mortgage, pledge, lien or encumbrance. Except as set forth in Exhibit 3.1, there are not outstanding any warrants, options, contracts or commitments of any kind entitling any person to purchase or otherwise acquire any shares of capital stock owned by either Borrower or any Included Subsidiary of SSD or SSI, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of SSD or any Included Subsidiary of SSD or SSI. Except as set forth on
Exhibit 3.1, no Borrower has any Subsidiary.

               (b) There are no jurisdictions other than as set forth on Exhibit 3.1 hereto in which the character of the properties owned or proposed to be owned by the Borrowers or any Included Subsidiary or in which the transaction of the business of any of the Borrowers or any Included Subsidiary of the Borrowers as now conducted or as proposed to be conducted requires or will require any Borrower or any Included Subsidiary of the Borrowers to qualify to do business in any such other jurisdiction where the failure to do so would have a material adverse effect on such Borrower or Included Subsidiary.

          Section 3.2     Power, Authority, Consents.

          Each Borrower has the power to execute, deliver and perform this Agreement, the Note and the Security Documents to be executed by it, and to borrow hereunder. Each such corporation has taken all necessary action to authorize (i) the borrowing hereunder on the terms and conditions of this Agreement, (ii) the execution, delivery and performance of this Agreement, the Note, the Security Documents to be executed by it and all other agreements, instruments and documents provided for herein or therein. No consent or approval of any person (including, without limitation, any stockholder of the Borrowers), no consent or approval of any landlord or mortgagee, no waiver of any lien or right of distraint or other similar right and no consent, license, approval, authorization or declaration of any governmental authority, bureau or agency, is or will be required in connection with the execution, delivery or performance by any Borrower, as the case may be, or the validity, enforcement or priority of, this Agreement, the Note, the Security Documents (or any Lien created and granted thereunder) or any other agreements, instruments or documents to be executed or delivered pursuant hereto or thereto, except as set forth on Exhibit 3.2 annexed hereto, each of which either will have been duly and validly obtained on or prior to the date hereof and will then be in full force and effect, or is designated on Exhibit 3.2 as waived by the Bank.

          Section 3.3     No Violation of Law or Agreements.

          The execution and delivery by each Borrower of this Agreement, the Note and the Security Documents executed by it and any other agreements, instruments or documents to be executed and delivered by it hereunder, and performance by it hereunder and thereunder will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, or certificate of incorporation or by-laws of any Borrower or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which any Borrower is a party, or by which it is bound or any of its properties or assets is affected, or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of such Borrower, except for the liens and security interests created and granted pursuant to the Security Documents.

          Section 3.4     Due Execution, Validity, Enforceability.

          This Agreement has been duly executed and delivered by each Borrower and constitutes, and the Note and each of the Security Documents to be executed by a Borrower, upon execution and delivery by such Borrower in accordance with the terms hereof, will constitute, the valid and legally binding obligation and agreement of such Borrower, as the case may be, enforceable in accordance with its terms.

          Section 3.5     Properties, Priority of Liens.

          Except as set forth in Exhibit 3.5 hereto, all of the properties and assets owned by each of the Borrowers and their Subsidiaries are owned by each of them, respectively, free and clear of any Lien of any nature whatsoever, except as provided for in the Security Documents to be executed and delivered pursuant hereto, and as permitted by Section 6.4 hereof. The Liens which will be created and granted by the Security Documents upon their execution and delivery by the parties thereto, will thereupon and thereafter constitute valid first Liens on the properties and assets covered by the Security Documents, subject to no prior or equal Lien.

          Section 3.6     Judgments, Actions, Proceedings.

          There are no outstanding judgments, and no actions, suits or proceedings pending or threatened before any court, governmental authority, bureau, commission, board, instrumentality or agency, with respect to or affecting any Borrower or any Subsidiary of any Borrower or any of their Properties, which would have a Material Adverse Effect, nor is there any reasonable basis for the institution of any such action, suit or proceeding, whether or not covered by insurance, nor are there any such actions or proceedings in which any Borrower or any Subsidiary of any Borrower is a plaintiff or complainant, except as set forth on Exhibit 3.6 annexed hereto.

          Section 3.7     No Defaults.

          None of the Borrowers nor any Subsidiary of any Borrower is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, and each Borrower and each Subsidiary of each Borrower has complied and is in compliance with all applicable laws, ordinances and regulations applicable to them, where any of the foregoing would have a Material Adverse Effect.

          Section 3.8     Burdensome Documents.

          Except as set forth on Exhibit 3.8 annexed hereto, none of the Borrowers or any Subsidiary of the Borrowers is a party to or bound by, nor are any of the properties or assets owned by any of the Borrowers or any Subsidiary of the Borrowers or used in the conduct of their respective businesses affected by, any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, or subject to any restriction, which would have a Material Adverse Effect.

          Section 3.9     Financial Statements.

          The Borrowers have delivered to the Bank, simultaneously with the execution and delivery of this Agreement, initialled for identification, the Financial Statements. Each of the Financial Statements is true and complete and presents fairly the consolidated financial position of SSI and its Subsidiaries, including, without limitation, SSD, and the results of their respective operations and changes in cash flows, as at the dates and for the period referred to therein; and has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the prior period (except as disclosed therein or in the notes thereto, and with respect to the unaudited financial statements as of September 30, 1994 and for the period then ended, subject to normal year-end audit adjustments). There has been no material adverse change in the financial position or operations of any Borrower or Subsidiary since September 30, 1994, except as set forth in Exhibit 3.9 hereto. No Borrower or any Subsidiary of a Borrower has any material obligation, liability or commitment, direct or contingent, which is not reflected in the Financial Statements.

          Section 3.10     Tax Returns.

          Each of the Borrowers and their Subsidiaries has filed all federal, state and local tax returns required to be filed by it and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof. There are no waivers or agreements by any Borrower or any of their Subsidiaries for the extension of time for the assessment of any tax. Except for tax liabilities not in excess of $250,000 in the aggregate with respect to the Borrowers and all Subsidiaries and except to the extent that reserves therefor are reflected in the Financial Statements, (a) there are no material federal, state or local tax liabilities of any Borrower or any Subsidiary thereof due or to become due for any tax year ended on or prior to December 31, 1993 whether incurred in respect of or measured by the income of such Borrower or any Subsidiary thereof, which are not properly reflected in the Financial Statements, and (b) there are no material claims pending or, to the knowledge of any Borrower, proposed or threatened against the Borrower or any Subsidiary thereof for past federal, state or local taxes, except those, if any, as to which proper reserves are reflected in the Financial Statements.

          Section 3.11     Intangible Assets.

          Except as set forth in Exhibit 3.11 hereto, to Borrower's knowledge, each of the Borrowers and their Subsidiaries possesses all necessary franchises, patents, licenses, trademarks, trademark rights, trade names, trade name rights and copyrights to conduct its business as now conducted and as proposed to be conducted, without any conflict with the franchises, patents, licenses, trademark rights, trade names, trade name rights and copyrights of others.

          Section 3.12     Name Changes.

          Except as described in Exhibit 3.12 attached hereto and made a part hereof, none of the Borrowers or Subsidiaries has within the six-year period immediately preceding the date of this Agreement, changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any Person.

          Section 3.13     Full Disclosure.

          None of the Financial Statements, nor any certificate, opinion, or any other statement made or furnished in writing to the Bank by or on behalf of any of the Borrowers in connection with this Agreement or the transactions contemplated herein, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading, as of the date such statement was made. There is no fact known to any Borrower which has, or would in the now foreseeable future have, a Material Adverse Effect, which fact has not been set forth herein, in any of the Financial Statements or any certificate, opinion, or other written statement so made or furnished to the Bank.

          Section 3.14     ERISA.

               (a) The Borrowers and their Subsidiaries have no pension or other employee benefit plans which are subject to the provisions of Title IV of ERISA (any such plans which have been or may hereafter be adopted or assumed by the Borrowers and their Subsidiaries are hereinafter referred to individually as a "Plan" and, collectively, as the Plans"), the application of which could give rise to direct or contingent liabilities of the Borrowers and their subsidiaries to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor or the Internal Revenue Service ("IRS"). None of the Borrowers nor any of their Subsidiaries is a participating employer in any Plan under which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA. The Borrowers and their Subsidiaries have no withdrawal liability to any multiemployer plan and no withdrawal from any multiemployer plan is contemplated or pending by any of the Borrowers or their Subsidiaries.

               (b) The Borrowers and their Subsidiaries are and have at all times been in full compliance with all applicable provisions of ERISA.

               (c) With respect to any of the Plans, Borrowers and their Subsidiaries have no knowledge of any Reportable Event, as described in Section 4043 of ERISA, except that there has or may have occurred (1) a reduction in the number of active participants as described in Section 4043(b) (3) of ERISA; (2) a termination or partial termination; or (3) a merger or consolidation with, or transfer of assets to, another plan. The Borrowers and their Subsidiaries have no outstanding liability to the PBGC for reason of any such Reportable Event, and the Borrowers and their Subsidiaries have not received any notice from the PBGC that any of the Plans should be terminated or from the Secretary of the Treasury that any partial or full termination of any of the Plans has occurred.

               (d) No termination proceedings with respect to any of the Plans have been commenced and have not yet been concluded.

               (e) With respect to any of the Plans, there has not occurred any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) for which a prohibited transaction exemption has not been provided by statute or regulation, ruling or opinion issued by the Department of Labor or Internal Revenue Service and which may result in the imposition upon the Borrowers or their Subsidiaries of any prohibited transaction excise tax or civil liability under Section 502(i) of ERISA.

               (f) The Borrowers and their Subsidiaries have made all required contributions under the Plans for all periods through and including the date hereof or adequate accruals therefor have been provided for as shown in the Financial Statements. No "accumulated funding deficiency" (as defined in section 302 of ERISA) has occurred with respect to any of the Plans.

     For purposes of this Agreement, all references to "ERISA" shall be deemed to refer to the Employee Retirement Income Security Act of 1974 (including any sections of the Internal Revenue Code of 1986 amended by it), as heretofore amended and as it may hereafter be amended or modified, and all regulations promulgated thereunder, and all references to the Borrowers and their Subsidiaries in this Section 3.14, or in any other Section of this Agreement relating to ERISA, shall be deemed to refer to the Borrowers and their Subsidiaries, and all other entities which are part of a controlled or affiliated group or under common control with the Borrowers and their Subsidiaries within the meaning of Sections 414(b), 414(c) and 415(h) of the Internal Revenue Code of 1986, as amended, and Section 4001(a) (2) of ERISA.

          Section 3.15 Employee Grievances.

          There are no actions or proceedings pending or, to the best of any Borrower's knowledge, threatened against any Borrower or any Subsidiary thereof, by or on behalf of or with respect to its employees, which would have a Material Adverse Effect.

          Section 3.16 Indebtedness.

          There is set forth on Exhibit 3.16 annexed hereto a true and complete schedule of all Indebtedness for borrowed money (including guaranties of borrowed money) and Capitalized Lease Obligations of the Borrowers and each Included Subsidiary thereof in existence as of the date of this Agreement, setting forth with respect to all such indebtedness, the holders, the payment schedules and the interest or other charges payable.

     Article 4.     The Closings; Conditions to the Loan.

          Section 4.1     The Closing.

          Subject to the satisfaction of the conditions precedent set forth in Section 4.2 hereof, the Closing shall take place at the offices of Blank, Rome, Comisky & McCauley, counsel to the Bank, simultaneously with the execution and delivery of this Agreement.

          Section 4.2     Conditions to Initial Advance.

          The obligation of Bank to lend the initial advance pursuant to the obligations made by it hereunder shall be subject to the fulfillment (to the satisfaction of the Bank) of the following conditions precedent:

               (a) Each Borrower shall have executed and delivered to Bank the Note.

               (b) SSI and SSD shall have executed and delivered to the Bank the Pledge Agreement as required by Section 2.16 hereof.

               (c) Pioneer Metal Finishing, Inc., an Arizona corporation ("Pioneer"), and all other Subsidiaries of SSI of which the Borrowers own at least 80% of the issued and outstanding common stock (except for Premier Solutions Ltd.) (the "80% Subsidiaries" or the "Guarantors"), shall have each executed and delivered to the Bank their respective unconditional absolute guaranties of the obligations of the Borrowers hereunder and under the Note substantially in the form of Exhibit "4.2(c)" hereto, Provided, that with respect to 80% Subsidiaries of which the Borrowers own less than 100% of the issued and outstanding common stock, their guaranties shall be limited in amount to the amount of Borrowers' loans from time to time outstanding to such 80% Subsidiaries.

               (d) Counsel to the Borrowers and counsel for guarantors shall have delivered to the Bank their opinions, in form and substance satisfactory to the Bank.

               (e) The Bank shall have received copies of the following:

                         (i)     All of the consents, approvals and
waivers referred to on Exhibit 3.2 hereto, except only those which, as stated on Exhibit 3.2, shall not be delivered and each such consent, waiver and approval so delivered shall be in form and substance satisfactory to the Bank;

                         (ii)     The certificates of incorporation of
each Borrower, and each company that serves as a guarantor of Borrowers' obligations, certified by the Secretary of State of its respective state of incorporation;

                         (iii)     By-laws of each Borrower and Pioneer
and any other guarantor certified by its respective secretary;

                         (iv)     Copies of all corporate action
(including, without limitation, directors' resolutions and stockholders' consents) taken by each Borrower and of Pioneer and any other guarantor to authorize the execution, delivery and performance of any agreement, instruments and documents to which it is a party pursuant hereto or in connection herewith, and an incumbency certificate with respect to each such corporation in each case, certified by its respective secretary;

                         (v)     Good standing certificates or telegrams
as of dates not more than twenty (20) days prior to the date of the Closing, with respect to each Borrower and each Subsidiary thereof from the Secretary of State of its state of incorporation;

                         (vi)     Such other documents, including UCC-1
Financing Statement and UCC-3 Amendment Statements (or other document necessary to grant or perfect a lien on personal property or real estate under the applicable law of a particular jurisdiction) as Bank may require;

               (f)     (A)     The Borrowers shall have complied and
shall then be in compliance with all of the terms, covenants and conditions of this Agreement;

                    (B) There shall exist no Event of Default or Default; and

                    (C) The representations and warranties contained in Article 3 hereof shall be true in all material respects;

               (g) The Bank shall have received a Certificate (a "Compliance Certificate") of the president, a vice president, the treasurer or the corporate controller of each Borrower dated the date of the Closing certifying that the conditions set forth in Subsection 4.2(f) hereof are satisfied on such date;

               (h) The Borrowers shall have delivered to the Bank, initialled by SSI and SSD for identification, copies of the Financial Statements; and

               (i) All legal matters incident to the transactions contemplated hereby shall be satisfactory to counsel to Bank.

          Section 4.3     Conditions to Subsequent Advances.

          The obligation of Bank to make each Revolving Loan Advance subsequent to the Initial Advance shall be subject to the fulfillment (to the satisfaction of the Bank) of the following conditions precedent:

               (a) The Bank shall have received a request for a borrowing as provided for in subsection 2.3 hereof.

               (b) The Bank shall have received a Borrowing Base Certificate dated the date of such advance and effective as of such date, and the matters contained in Section 4.2(f) hereof shall be true as of such date.

               (c) All legal matters incident to such advance shall be satisfactory to counsel for the Bank.

     Article 5. Delivery of Financial Reports, Documents and Other Information.

          While the Revolving Loan Commitment or any Loan remains outstanding, so long as any Borrower is indebted to the Bank and until payment in full of the Note and full and complete performance of all of their other obligations arising hereunder, the Borrowers shall deliver to Bank:

          Section      5.1     Annual Financial Statements.

               (a) Annually, as soon as available, but in any event within 90 days after the last day of each of its fiscal years, a Consolidated Balance Sheet of SSI and its Subsidiaries as at such last day of the fiscal year, and Consolidated Statements of operations, shareholders' equity and cash flows of SSI and its Subsidiaries for such fiscal year, each prepared in accordance with generally accepted accounting principles consistently applied, each to be in reasonable detail and certified without qualification or explanatory paragraphs by KPMG Peat Marwick or another firm of independent certified public accountants satisfactory to Bank.

               (b) Annually, as soon as available, but in any event within 120 days after the last day of each of its fiscal years, unaudited Consolidating Balance Sheets of SSI and its Subsidiaries as at such last day of the fiscal year, and unaudited Consolidating Statements of operations and cash flows of SSI and its Subsidiaries, each to be in reasonable detail.

               (c) Annually, as soon as available, but in any event within 120 days after the last day of each of its fiscal years, an unaudited Consolidated Balance Sheet of SSI and its Subsidiaries (excluding Compucom, CenterCore, Inc. ("CenterCore") and Coherent) and a schedule showing the calculation of the covenants in Section 6.8, 6.9 and 6.10 of this Credit Agreement each to be in reasonable detail.

          Section 5.2     Quarterly Financial Statements.

               (a) As soon as available, but in any event within 45 days after the end of the first three fiscal quarterly periods of each fiscal year, an unaudited Consolidated Balance Sheet of SSI and its Subsidiaries, as at such last day of the fiscal quarter, and an unaudited Consolidated Statement of Operations of SSI and its Subsidiaries for such fiscal quarter, and with respect to the second and third fiscal quarters such statements shall also include statements of operations and cash flows for the period from the commencement of the then current fiscal year to the end of such quarter, each to be in reasonable detail and certified by the chief financial officer of the Borrowers as having been prepared in accordance with generally accepted accounting principles consistently applied, subject to year-end audit adjustments.

               (b) As soon as available, but in any event within 45 days after the end of the first three fiscal quarterly periods of each fiscal year, unaudited Consolidating Balance Sheets of SSI and its subsidiaries as at such last day of the fiscal quarter, and unaudited consolidating statements of Operations of SSI and its Subsidiaries, for such fiscal quarter, and with respect to the second and third fiscal quarters such statements shall also include consolidating statements of operations and cash flows for the period from the commencement of the current fiscal year to the end of such quarter, each to be in reasonable detail.

               (c) As soon as available, but in any event within 45 days after the end of the first three fiscal quarterly periods of each fiscal year, an unaudited Consolidated Balance Sheet of SSI (excluding Compucom, Center Core and Coherent) and a schedule showing a calculation of the covenants in Sections 6.8, 6.9 and 6.10 of this Credit Agreement each to be in reasonable detail.

          Section 5.3     Additional Information.

          Promptly after a written request therefor, such other financial data or information evidencing compliance with the requirements of this Agreement, the Note and the Security Documents, as the Bank may reasonably request from time to time.

          Section 5.4     No Default Certificate.

          At the same time as it delivers the financial statements required under the provisions of Sections 5.1 and 5.2, a Certificate of the president, treasurer, corporate controller or any vice president of SSI, to the effect that no Event of Default hereunder, or Default, has occurred and is continuing, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement. Such certificate shall be accompanied by a detailed calculation indicating compliance with the covenants contained in Sections 6.8, 6.9 and 6.10 hereof.

          Section 5.5     Copies of Other Reports.

          Promptly upon receipt thereof, copies of all other final reports submitted to the Borrowers by its independent accountants in connection with any annual or interim audit of the books of the Borrowers made by such accountants.

          Section 5.6     Copies of Documents.

          Promptly upon their becoming available, copies of any
     (a) financial statements, notices (other than routine correspondence), requests for waivers and proxy statements delivered by any Borrower or any Subsidiary thereof to any other lending institution or to its stockholders (as such); (b) material non-routine correspondence or material official notices received by any Borrower or any Subsidiary thereof from any federal, state or local governmental authority which regulates the operations of such Borrower; (c) registration statements and any amendments and supplements thereto, and any regular and periodic reports, if any, filed by any Borrower or any Subsidiary thereof with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the said Commission (including without limitation form 10-K not later than 90 days after the last day of each fiscal year of SSI and form 10-Q not later than 45 days after the last day of each fiscal quarter of SSI); (d) all form 8-Ks not later than 15 days after filing; and (e) letters of comment or material non-routine correspondence sent to any Borrower or any Subsidiary thereof by any such securities exchange or such Commission in relation to such corporation and its affairs.

          Section 5.7     Notice of Defaults.

          Promptly, notice of the occurrence of an Event of Default hereunder, or Default which would constitute or cause a material adverse change in the condition, financial or otherwise, or the operations of any Borrower or Subsidiary thereof.

          Section 5.8     ERISA Notices.

               (a) Concurrently with such filing, a copy of each annual report which is filed with respect to each Plan with the Secretary of Labor or the PBGC; and

               (b) promptly, upon their becoming available, copies of: (i) all non-routine correspondence with the PBGC, the Secretary of Labor or any representative of the IRS with respect to any Plan; (ii) copies of all reports received by any Borrower or Subsidiary from its actuary with respect to any Plan; and (iii) copies of any notices of Plan termination filed by any Plan Administrator (as those terms are used in ERISA) with the PBGC and of any notices from the PBGC to any Borrower or Subsidiary with respect to the intent of the PBGC to institute involuntary termination proceedings; and (iv) copies of all non-routine correspondence with the plan sponsor with respect to any multiemployer plan.

     Article 6.     Covenants.

          While the Revolving Loan Commitment or any Revolving Loan Advance remains outstanding, so long as any Borrower is indebted to the Bank and until payment in full of the Note and full and complete performance of all of its other obligations arising hereunder:

          Section 6.1     Payment of Taxes and Claims.

          The Borrowers will pay and discharge, and will cause the Subsidiaries to pay and discharge, before they become delinquent:

               (a) all taxes, assessments, and governmental charges or levies imposed upon each such corporation, its income or its Property;

               (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a Lien upon any such corporation's Property;

               (c) all claims, assessments, or levies required to be paid by any such entity pursuant to any agreement, contract, law, ordinance, or governmental rule or regulation governing any pension, retirement, profit-sharing or any similar plan of any such corporation; and

               (d) all other obligations and liabilities of each such corporation;

     provided that items of the foregoing description need not be paid while being contested in good faith and by appropriate proceedings and provided further that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against the Property of any such corporation.

          Section 6.2 Maintenance of Properties, Insurance, Records and Corporate Existence; Inspections and Audits; etc.

          The Borrowers will, and will cause their Subsidiaries to:

               (a) Property. Maintain their respective Properties in good condition, working order and repair, subject to normal wear and tear.

               (b)     Insurance.

                         (i)     Maintain, with financially sound and
reputable insurers, insurance with respect to their respective Properties and businesses against such casualties and contingencies of such types and in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and file with the Bank upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of insurance, dates of the expiration thereof and the properties and risks covered thereby.

                         (ii)     Pay all premiums to the PBGC as may be
required for the plan termination and insolvency insurance provided by the PBGC.

               (c) Financial Records. Keep proper books of record and account in a manner satisfactory to the Bank in which full, true and correct entries in accordance with generally accepted accounting principles shall be made of all dealings or transactions in relation to its business activities.

               (d) Maintenance of Existence. Subject to the terms of Section 6.7 hereof, do or cause to be done all things necessary to preserve and keep in full force and effect its and each Subsidiary's corporate existence and all franchises, rights and privileges necessary for the proper conduct of its and their respective businesses, continue to engage, and cause each Subsidiary to continue to engage, in the same type of business as it and they, respectively, are presently engaged.

               (e) Delivery of Amendments. Promptly deliver to the Bank copies of any amendments or modifications to its and each 80% Subsidiary's and Additional 80% Subsidiary's (as defined in Section 6.18 hereof) certificate of incorporation or by-laws, certified, with respect to the certificate of incorporation, by the Secretary of State of its jurisdiction of incorporation and, with respect to the by-laws, by the Secretary of the corporation.

               (f) Notice of Disputes. Promptly notify the Bank in writing of any litigation, legal proceeding or dispute which might result in liability in excess of $500,000 whether or not fully covered by insurance.

               (g) Compliance with Law. Comply in all material respects with all laws, ordinances, governmental rules and regulations to which such entity is subject (including, without limitation, ERISA and environmental laws) and obtain any licenses, permits, franchises, or other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses. For purposes of the preceding sentence, "comply in all material respects" shall have the meaning provided for in Section 3.7 hereof.

               (h) Inspections and Audits. Permit the Bank to make or cause to be made, at the Borrowers' expense (which expense shall be limited to a reasonable amount prior to any Default), inspections and audits of any books, records and papers of each Borrower and Included Subsidiary and to make extracts therefrom, or to make inspections and examinations of any properties and facilities of any Borrower or Included Subsidiary on reasonable notice, at all such reasonable times and as often as any Bank may require.

          Section 6.3     Indebtedness.

          The Borrowers shall not, and shall not permit any Included Subsidiary to, create, incur, permit to exist or have outstanding any Indebtedness, except:

               (a) Indebtedness of the Borrowers to the Bank under this Agreement and the Note and Indebtedness of Included Subsidiaries to the Borrowers arising from loans and intercompany advances as and to the extent permitted under Section 6.6 hereof;

               (b) Taxes, assessments and governmental charges, current trade accounts payable, accrued expenses, customer payments received in advance and deferred liabilities other than for borrowed money (e.g., deferred compensation and deferred taxes), in each case incurred and continuing in the ordinary course of business;

               (c) Indebtedness set forth on Exhibit 3.16 annexed hereto;

               (d) Indebtedness in an aggregate amount for Borrowers and all Included Subsidiaries not to exceed $8,000,000 at any time outstanding; and

               (e) Indebtedness of Borrowers owing to their 80% Subsidiaries or to Persons in which Investments have been or hereafter are made (as permitted in Section 6.6 hereof) in an aggregate amount not to exceed $10,000,000 at any time outstanding.

          Section 6.4     Liens.

          No Borrower will, nor will the Borrowers permit any Included Subsidiary to, cause or permit in the future (upon the happening of a contingency or otherwise) any of their respective Properties, whether now owned or hereafter acquired, to be subject to a Lien except:

               (a)     Liens created by the Security Documents;

               (b) Liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established as required in accordance with generally accepted accounting principles;

               (c) Pledges or deposits to secure obligations under workmen's compensation laws or similar legislation; pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which either of the Borrowers or any Included Subsidiary is a party; deposits to secure public or statutory obligations; materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens, or deposits to obtain the release of such liens, in an aggregate amount with respect to the Borrowers and all Included Subsidiaries not exceeding $100,000 at any one time outstanding; and deposits to secure surety, appeal or customs bonds on which either of the Borrowers or any Included Subsidiary is the principal; as to all of the foregoing, however, only to the extent arising and continuing in the ordinary course of business;

               (d) As set forth on Exhibit 3.16 annexed hereto which shall evidence indebtedness not to exceed $2,100,000 in the aggregate;

               (e) Liens for purchase money financing of equipment or real estate after the date hereof, which liens shall secure
Indebtedness not to exceed $1,500,000.00 in the aggregate at any one time outstanding.

          Section 6.5     Guaranties.

          The Borrowers and their Included Subsidiaries shall not assume, endorse, be or become liable for, or guarantee, the obligation of any Person, except:

               (a) by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

               (b) guaranties in favor of the Bank of obligations of others;

               (c) guaranties existing on the date hereof, the aggregate amount of which shall not exceed $14,643,000;

               (d) future guaranties to the extent that, after giving effect to such future guaranties, the aggregate amount of all guaranties by the Borrowers and their Included Subsidiaries (including those referred to in Paragraph (c) hereof and excluding those referred to in Paragraphs (a) and (e) hereof) would not exceed Twenty Five Million ($25,000,000.00) in the aggregate, provided that in no event will any such guaranty(ies) issued for the indebtedness or obligations of any one Person (other than XL Vision, Inc.) exceed $5,000,000 in the aggregate and in no event will any such guaranty(ies) issued for the indebtedness of XL Vision, Inc. exceed (when taken together with additional guaranties permitted by subparagraph (e)) $6,800,000 in the aggregate; and

               (e) guaranties hereafter executed and delivered in Borrowers' fiscal year 1995 for not more than $2,000,000 in the aggregate of indebtedness of XL Vision, Inc. (which Bank acknowledges will bring the total indebtedness of XL Vision, Inc. guaranteed by Borrowers to $6,800,000) and for not more than $3,000,000 in the aggregate of indebtedness of Premier Solutions Ltd.

     For the purposes hereof, the term "guaranties" shall mean any obligation to pay money on behalf of or in regard to another Person, including without limitation any obligation as guarantor, surety, purchaser, indemnitor, lessee, repurchaser, investor, contributor, subscriber, lender or otherwise. It is intended that the term "guaranties" be interpreted in the broadest sense possible and the examples in the foregoing sentence are illustrations and not limitations.

     Furthermore, obligations with respect to letters of credit shall not be "guaranties" which are permitted within the Twenty-Five Million Dollars ($25,000,000) in accordance with this section 6.5.

          Section 6.6     Investments and Loans.

          The Borrowers and their Included Subsidiaries may make
Investments in other Persons, in addition to Investments existing on the date of Closing and disclosed in Exhibit "6.6" hereto, subject to the following limitations:

               (a)          (i)     The aggregate of all Investments may
not exceed $20,000,000 for each of Borrowers' fiscal year 1995, fiscal year 1996, fiscal year 1997 and fiscal year 1998.

                         (ii)     Subject to the overall limit in
subsection (a)(i) and except as provided in subsection (a)(iii) below, Borrowers may only invest up to $5,000,000.00 in any fiscal year for each existing Investment or Subsidiary and may only invest up to $6,000,000.00 in any fiscal year for each new Investment comprised of an acquisition of assets or stock of a third Person.

                         (iii)     Subject to the overall limitation
contained in subsection (a)(i) above and notwithstanding subsection
(a)(ii) above, Borrowers shall not invest more than $5,000,000.00 into CompuCom and CenterCore, in the aggregate, in any one fiscal year.

               (b) Borrowers shall notify the Bank of any Investment in any Person in which no previous Investment has been made by any Borrower, within a reasonable period after making such Investment, and shall provide the Bank with full information on the Investment, including without limitation, balance sheets, statements of income, statements of stockholders equity and such other information as the Bank may request.

          Section 6.7     Consolidation and Merger.

          No Borrower will, nor will the Borrowers permit any Included Subsidiary to, consolidate with or merge into any other Person (including, without limitation, either Borrower or any Subsidiary) or permit any other Person to consolidate with or merge into any Borrower or Included Subsidiary except that SSD may merge with and into SSI.

          Section 6.8     Tangible Net Worth.

          The Borrowers shall not permit Tangible Net Worth at any time to be less than $75,000,000 plus 75% of after tax earnings for all periods after September 30, 1994 (determined on a cumulative basis).

          Section 6.9     Indebtedness to Tangible Net Worth.

          The Borrowers shall not permit the ratio of the amount of Indebtedness to Tangible Net Worth at any time to be greater than 2.5 to 1.

          Section 6.10     Interest Coverage Ratio.

          The Borrowers shall not permit the Interest Coverage Ratio to be less than 1.25 to 1 at any time.

          Section 6.11     Change of Business; Sale of Assets.

          The Borrowers shall not, and shall not permit any Subsidiary, to make any material change in its business or in the nature of its operations or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, or otherwise dispose of any of its Properties, assets or business, except in the ordinary course of business for a fair consideration, or dispose of any shares of stock or any Indebtedness of others owing to either Borrower or any Subsidiary whether now owned or hereafter acquired; provided, however, that nothing contained in this Section 6.11 shall prohibit (i) the sale of any Investment, the stock of which Investment is not a part of the Pledged Securities, so long as Bank has consented to the sale of such Investment, in writing, or (ii) the making of any Investment permitted under Section 6.6 hereof, or (iii) sales of Pledged Securities in the ordinary course of either Borrower's business provided that Borrowers are at all times in compliance with the Collateral Coverage Ratio and subject to the terms of Section 4(c) of the Pledge Agreement, or (iv) the sale by CenterCore, Inc. of substantially all of its assets provided that the proceeds thereof are used to repay amounts outstanding under the Revolving Loan.

          Section 6.12     Leases.

          The Borrowers shall not, and shall not permit their Included Subsidiaries to, enter into any leases (other than leases giving rise to Capitalized Lease Obligations) to the extent that, after giving effect to any such lease, the aggregate amount of rental payments and all other payments by the Borrowers and their Included Subsidiaries under such leases in any fiscal year of SSI would exceed $5,000,000.

          Section 6.13     Issuance of Stock.

          The Borrowers will not permit SSD, or any Person who has guaranteed Borrowers' obligations to the Bank pursuant to Sections 4.2(c) or 6.18 hereof, to, issue, sell or dispose of any shares of stock of any class, excluding stock hereafter issued pursuant to outstanding warrants, options, option plans, contracts or commitments listed in
Exhibit 3.1.

          Section 6.14     Fiscal Year.

          The Borrowers and their Included Subsidiaries shall not change their fiscal year.

          Section 6.15     [INTENTIONALLY OMITTED]

          Section 6.16     ERISA Compliance; Obligations.

               (a)     The Borrowers and their Subsidiaries shall:

                         (i)     comply in all material respects with
all applicable provisions of ERISA now or hereafter in effect;

                         (ii)     promptly notify the Bank in writing of
the occurrence of any Reportable Event, as defined in ERISA together with a description of such Reportable Event and a statement of the action that any such Borrower or Subsidiary intends to take with respect thereto, together with a copy of the notice (if any) thereof given to the PBGC; and

                         (iii)     promptly notify the Bank in writing
of any proposed withdrawal from a multiemployer plan.

               (b)     The Borrowers and their Subsidiaries will not:

                         (i)     be or become obligated to the PBGC or
any multiemployer plan in excess of $50,000; or

                         (ii)     be or become obligated to the IRS with
respect to excise or other penalty taxes provided for in those provisions of the Internal Revenue Code which were enacted pursuant to ERISA, as now in effect or hereafter amended or supplemented, in excess of $50,000.

          Section 6.17     Prepayments.

          None of the Borrowers or any Included Subsidiary thereof will make any voluntary or optional prepayment of any Indebtedness for borrowed money incurred or permitted to exist under the terms of this Agreement, other than Indebtedness evidenced by the Note, subject to the prepayment terms hereof.

          Section 6.18     Guarantees of Newly Acquired Subsidiaries.

          If Borrowers should acquire any additional Subsidiaries, SSI will not disburse any of the proceeds of the Loan to any such Subsidiary unless and until, as to any Subsidiary in which any Borrower owns more than 80% of the issued and outstanding common stock of such Subsidiary ("Additional 80% Subsidiaries" or "Guarantors"), such Additional 80% Subsidiary shall have delivered an absolute unconditional guarantee of the Loan and the obligations of the Borrowers hereunder and under the Note (limited, however, in amount, with respect to Additional 80% Subsidiaries in which Borrowers own less than 100% of the issued and outstanding common stock, to the amount of Borrowers' loans from time to time outstanding to such Additional 80% Subsidiaries) substantially in the form of Exhibit "6.18", together with (i) the certificate of incorporation of such corporation certified by its secretary, (ii) the by-laws of such corporation certified by its secretary, (iii) copies of all corporate action (including, without limitation, directors' resolutions and stockholders' consents) to authorize the execution, delivery and performance of such guarantee, (iv) a certificate of incumbency of the officer executing such guarantee certified by such corporation's secretary, and (v) a certificate of good standing or telegram from the Secretary of State of such corporation dated not more than ten (10) days prior to the date of the delivery of such guarantee.

          Section 6.19     Letters of Credit.

          Neither the Borrowers nor any Included Subsidiary shall obtain any letters of credit or enter into any agreements or execute any obligations with respect to letters of credit except with respect to letters of credit issued by Bank pursuant hereto.

          Section 6.20     Dispositions.

          The Borrowers shall notify the Bank of the disposition of the capital stock or other ownership interest in any Person by telephone at the latest contemporaneously therewith followed promptly by written notice. In the event of the disposition of Pledged Securities written notice shall not be later than twenty-four (24) hours after the time when the Bank is to deliver such Pledged Securities. The proceeds of the sale of any Collateral shall be applied as set forth in Section 4(c) of the Pledge Agreement.

     Article 7.     Events of Default.

          If any one or more of the following events ("Events of Default") shall occur and be continuing (except that, with respect to an Event of Default under Section 7.2 below, whether or not such Event of Default shall be continuing), the Revolving Loan Commitment shall terminate and the entire unpaid balance of the principal of and interest on the Note outstanding and all other obligations and Indebtedness of the Borrowers to the Bank arising hereunder and under the other Loan Documents shall immediately become due and payable upon written notice to that effect given to SSI, as agent for the Borrowers, by the Bank (except that in the case of the occurrence of any Event of Default described in Section 7.6 no such notice shall be required), without presentment or demand for payment, notice of non-payment, protest or further notice or demand of any kind, all of which are expressly waived by each of the Borrowers:

          Section 7.1     Payments.

               (a) Failure to make any payment of principal or interest upon the Note, or to make any payment of the commitment fee, within seven (7) days after the date upon which any such payment is due; or

               (b) Should the principal balance (including the face amount of outstanding letters of credit) outstanding under the Loan at any time exceed the Collateral Coverage Base; or

          Section 7.2     Covenants.

          Failure by any Borrower or Subsidiary (or Included Subsidiary, as applicable) to perform or observe any of their respective agreements contained in Article 6 hereof (except Sections 6.1, 6.2, 6.8, 6.9, 6.10 or 6.16(a) of Article 6); or

          Section 7.3     Other Covenants.

          Failure by any Borrower or any Subsidiary (or Included Subsidiary, as applicable) to perform or observe any other term, condition or covenant of this Agreement not described in Section 7.2 above, the Note, the Security Documents, or any other agreement or document delivered pursuant hereto or thereto which shall remain unremedied for a period of thirty (30) days after notice thereof shall have been given by the Bank to SSI; or

          Section 7.4     Other Defaults.

               (a) Failure by any Borrower or Included Subsidiary to perform or observe any term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument (including, without limitation, any debt which is subordinated to the obligations created pursuant to this Agreement) to which any Borrower or Included Subsidiary is a party or by which it is bound, or by which any of its Properties or assets may be affected (a "Debt Instrument"), and, as a result thereof (assuming the giving of appropriate notice thereof, if required), Indebtedness in excess of $500,000 which is included therein or secured or covered thereby shall have been declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

               (b) Any event or condition referred to in any Debt Instrument shall have occurred or failed to occur, and, as a result thereof, Indebtedness in excess of $500,000 which is included therein or secured or covered thereby shall have been declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

               (c) Failure to pay any Indebtedness for borrowed money in excess of $500,000 due at final maturity or pursuant to demand under any Debt Instrument.

          Section 7.5     Representations and Warranties.

          Any representation or warranty made in writing to the Bank in any of the Loan Documents or in connection with the making of the Loan, or any certificate, statement or report made or delivered in compliance with this Agreement, shall have been false or misleading in any material respect when made or delivered; or

          Section 7.6     Bankruptcy.

               (a) Any Borrower or Subsidiary shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent or bankrupt, suffer an order for relief under any federal bankruptcy law, petition or apply to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, which remains undismissed for a period of sixty
(60) days or more; or any order for relief shall be entered in any such proceeding; or any Borrower or Subsidiary by any act or omission shall indicate its consent to, approval of or acquiesced in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or

               (b) Any Borrower or Subsidiary shall generally not pay its debts as such debts become due; or

               (c) Any Borrower or Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within sixty
(60) days from the date thereof; or

          Section 7.7     Judgments.

          Any judgment against any Borrower or Subsidiary or any attachment, levy of execution against any of their respective properties for any amount in excess of $500,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of sixty (60) days or more; or

          Section 7.8     ERISA.

               (a) The termination of any Plan or the institution by the PBGC of proceedings for the involuntary termination of any Plan, in either case, with a vested unfunded liability in excess of $500,000; or

               (b) Failure by any Borrower or Subsidiary to fund, in accordance with the applicable provisions of ERISA, each of the Plans hereafter established or assumed by it provided, that such failure to fund shall not constitute an Event of Default hereunder unless such failure shall continue for 5 days after the date on which such funding was required; or

               (c) The withdrawal by any Borrower or Subsidiary from any multiemployer plan giving rise to a withdrawal liability in excess of $500,000; or

          Section 7.9     Liens.

          Any of the Liens created and granted to the Bank under the Security Documents shall at any time fail to be valid, first, perfected Liens, subject to no prior or equal Lien; or

          Section 7.10     Maintaining Ownership.

               (a) SSI shall cease at any time to own beneficially and of record: (i) 51% of the issued and outstanding voting stock and securities convertible to voting stock of Compucom; and (ii) 80% of the issued and outstanding shares of capital stock of Pioneer.

               (b) Any Person shall acquire more than 30 percent of the issued and outstanding capital stock of SSI.

          Section 7.11     Remedies.

          In the event an Event of Default shall have occurred and be continuing (except that, with respect to an Event of Default under Section 7.2 above, whether or not such Event of Default shall be continuing), the Bank may thereupon or thereafter, in addition to its other rights and remedies referred to herein, take any action at law or in equity to collect the outstanding principal amount of and all interest accrued on the Loan and all other obligations and Indebtedness of the Borrowers to the Bank under this Agreement and the other Loan Documents and to enforce performance and observance of such obligation by the Borrowers and may, in connection therewith, exercise any and all rights and remedies available at law or in equity or under the Security Documents with respect to the collateral security created and granted thereunder; provided, however, that the foregoing provisions of this
Article 7 shall not prevent Bank from enforcing its rights under the Note or otherwise.

     Article 8.     Miscellaneous Provisions.

          Section 8.1     Fees and Expenses.

          The Borrowers, jointly and severally, will promptly (and in any event within 30 days after receipt of an invoice or statement therefor) pay all reasonable costs of preparing and complying with this Agreement and all reasonable costs and expenses of the issue of the Note and of the performance by all of the Borrowers of and compliance by all of them with all agreements and conditions contained herein on their part to be performed or complied with (including, without limitation, all costs of filing or recording any assignment, mortgages, financing statements and other documents), and the reasonable fees and expenses and disbursements of counsel to the Bank in connection with the preparation, execution and delivery, administration, interpretation and enforcement of this Agreement, the Note, the Security Documents, the other Loan Documents and all other agreements, instruments and documents relating to this transaction. The Borrowers, jointly and severally, shall at all times protect, indemnify, defend and save harmless the Bank from and against any and all claims, actions, suits and other legal proceedings (commenced or asserted by or against the Bank), and liabilities, damages, costs, interest, charges, counsel fees and other expenses and penalties which the Bank may, at any time, sustain or incur by reason of or in consequence of or arising out of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, the breach by Borrowers of any of their covenants contained herein and/or the enforcement by Bank of its rights and remedies herein and/or in the other Loan Documents, except and to the extent that Borrowers prove that such claim, action, suit, liability, etc. was caused by the gross negligence or willful misconduct or manifest bad faith of the Bank. The provisions of this Section 8.1 shall survive the payment of the Note or any disposition thereof by the Bank and the termination of this Agreement.

          Section 8.2     Taxes.

          If, under any law in effect on the date of the closing of the Loan hereunder, or under any retroactive provision of any law subsequently enacted, it shall be determined that any Federal, state or local tax is payable in respect of the issuance of the Note, or in connection with the filing or recording of any assignment, mortgages, financing statements, or other documents (whether measured by the amount of indebtedness secured or otherwise) as contemplated by this Agreement, then the Borrowers will pay any such tax and all interest and penalties, if any, and will indemnify the Bank against and save it harmless from any loss or damage resulting from or arising out of the nonpayment or delay in payment of any such tax. If any such tax or taxes shall be assessed or levied against Bank, Bank may notify the Borrowers and make immediate payment thereof, together with interest or penalties in connection therewith, and shall thereupon be entitled to and shall receive immediate reimbursement there for from the Borrowers. Notwithstanding any other provision contained in this Agreement, the covenants and agreements of the Borrowers in this Section 8.2 shall survive payment of the Note and the termination of this Agreement.

          Section 8.3     Payments.

          All payments by the Borrowers on account of principal, interest and other charges (including any indemnities) shall be made to the Bank at its Principal Office, in lawful money of the United States of America in immediately available funds, by wire transfer or otherwise, not later than 12:00 noon Philadelphia time on the date such payment is due. Any such payment made on such date but after such time shall, if the amount paid bears interest, be deemed to have been made on and interest shall continue to accrue and be payable thereon until the next succeeding Business Day. If any payment of principal or interest becomes due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension shall be included in computing interest in connection with such payment. All payments hereunder and under the Note shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement and the Note (after withholding for or on account of (i) any present or future taxes, levies, imposts, duties or other similar charges of whatever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (except those referred to in clause (ii) below) on or measured by the net income of the Bank pursuant to applicable federal, state and local income tax laws, and (ii) deduction of an amount equal to the taxes on or measured by the net income of Bank payable by Bank with respect to the amount by which the payments required to be made under this sentence exceed the amounts otherwise specified to be paid in this Agreement and the Note). Upon payment in full of the Note, the Bank shall mark the Note "Paid" and return it to SSI, as agent for the Borrowers.

          Section 8.4 Survival of Agreements and Representations; Waiver of Trial by Jury.

          All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the Note. EACH BORROWER IRREVOCABLY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT, THE NOTE, THE SECURITY DOCUMENTS, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

          Section 8.5     Lien on and Set-off of Deposits.

          As security for the due payment and performance of all the Obligations, each Borrower hereby grants to the Bank a lien on and security interest in any and all deposits or other sums at any time credited by or due from the Bank to such Borrower, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of such Borrower, and the proceeds thereof, now or hereinafter held or received by or in transit to Bank from or for such Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time be set-off, appropriated and applied by Bank against any of the obligations, indebtedness or liabilities hereunder, under the Note and under the Security Documents whether or not any of such obligations is then due or is secured by any collateral, or, if it is so secured, whether or not the collateral held by the Bank is considered to be adequate, all as set forth in and pursuant to Section 2.15 hereof.

          Section 8.6     Modifications, Consents and Waivers;
                         Entire Agreement.

          No modification, amendment or waiver of or with respect to any provision of this Agreement, the Note, the Security Documents, or any of the other Loan Documents and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by any Borrower or Subsidiary from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and signed by the Bank and then any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on any Borrower or Subsidiary in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances. This Agreement embodies the entire agreement and understanding among the Bank and the Borrowers and supersedes all prior agreements and understandings relating to the subject matter hereof, provided, that each Borrower hereby reaffirms all liens and security interests, including that created by the Pledge Agreement, heretofore granted to Bank, and agrees that the same remain in full force and effect as security for the Obligations.

          Section 8.7     Remedies Cumulative.

          Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Bank to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of any Borrower's indebtedness, liabilities and obligations under the Note and this Agreement shall be without regard to any counterclaim, right of offset or any other claim whatsoever which such Borrower may have against Bank and without regard to any other obligation of any nature whatsoever which Bank may have to such Borrower and no such counter-claim or offset shall be asserted by such Borrower in any action, suit or proceeding instituted by Bank for payment or performance of such Borrower's indebtedness, liabilities or obligation under the Note, this Agreement, the Security Documents or otherwise.

          Section 8.8     Further Assurances.

          At any time and from time to time, upon the request of the Bank, the Borrowers shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as the Bank may reasonably request in order to fully effect the purposes of this Agreement, the Note, the Security Documents, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Loan.

          Section 8.9     Notices.

               (a) All notices, requests, reports and other communications pursuant to this Agreement shall be in writing, either by letter (delivered by hand or sent by Certified mail, return receipt requested, except for routine reports which shall be by ordinary first class mail) or by telegram or telecopy, and, addressed as follows:

                    (i)     If to any Borrower:

                         To the mailing address as set forth in the heading of this Agreement;

                         Attention: Michael W. Miles,
                                    Vice President/Controller

                         Telecopy No.: (610) 293-0601

                    (ii)     If to Bank:

                         To its address set forth in the heading of this Agreement;

                         Attention: Joseph G. Meterchick,
                                    Vice President

                         Telecopy No.:  (215) 564-7087

                         With a copy to:

                         Blank Rome, Comisky & McCauley
                         1200 Four Penn Center Plaza
                         Philadelphia, PA 19103
                         Attention: Bradley D. O'Brien, Esquire

                         Telecopy No.:  (215) 569-5555

     Any notice, request or communication hereunder shall be deemed to have been given on the day on which it is delivered by hand to such party at its address specified above, or, if sent by mail, on the third Business Day after the day deposited in the mail, postage prepaid, or in the case of telegraphic notice, when delivered to the telegraph company, addressed as aforesaid, or, if by telecopy, when transmitted. Any party may change the person or address to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

               (b) Each of the Borrowers hereby revocably appoints SSI as its agent to give and receive any notice, request, report and other communication pursuant to this Agreement, and for such other purposes as are provided for herein. Each of the Borrowers agrees that the Bank may rely and act upon, without any investigation or inquiry as to the authority or power to give, or accuracy or reasonableness of, and each of the Borrowers will be unconditionally and irrevocably bound and obligated by any instructions, notice, request, report or other communications given by SSI to the Bank.

          Section 8.10     Counterparts.

          This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

          Section 8.11     Construction; Governing Law; Jurisdiction.

          The headings used in this Agreement are for convenience only and shall not be deemed to constitute a part hereof. All uses herein of the masculine gender or of the feminine or neuter gender or plural or singular terms includes the other as the context may require. This Agreement, the Note, the Security Documents, the other Loan Documents and all other documents and instruments executed and delivered in connection herewith and therewith, shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed therein. The Borrowers hereby irrevocably consent to the jurisdiction of the Courts of Common Pleas of the Commonwealth of Pennsylvania and of the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings in connection with this Agreement, the Note or the Security Documents and irrevocably consent, in addition to any method of service of process permissible under applicable law, to service of process by certified mail, return receipt requested to the addresses of Borrowers as set forth herein.
The Borrowers agree that in any action or proceeding brought by them in connection with this Agreement or the transactions contemplated hereby, exclusive jurisdiction shall be in the courts of the Courts of Common Pleas of the Commonwealth of Pennsylvania, and the United States District Court for the Eastern District of Pennsylvania.

          Section 8.12     Severability.

          The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by any Borrower with any of them shall not excuse non-compliance by any Borrower with any other.

          Section 8.13     Binding Effect; No Assignment or Delegation.

          This Agreement shall be binding upon and inure to the benefit of each Borrower and its successors and to the benefit of the Bank and its successors and assigns. The rights and obligations of each Borrower under this Agreement shall not be assigned or delegated without the prior written consent of the Bank, and any purported assignment or delegation without such consent shall be void.

          Section 8.14     Joint and Several Obligations.

               (a) All of the Indebtedness, liabilities and obligations of the Borrowers under this Agreement and the Loan Documents shall be the joint and several obligations of the Borrowers.

               (b) Each Borrower agrees that the Bank may, in its discretion, without affecting or modifying the joint and several obligations of each Borrower for all of the Indebtedness, liabilities and obligations under this Agreement and the Loan Documents including, without limitation, the Obligations, (i) release, discharge, compromise or settle with, or grant indulgences to, refuse to proceed or take action against, any one or more of the Borrowers with respect to their respective obligations under this Agreement, including, without limitation, the Obligations, (ii) release, surrender, modify, impair, exchange, substitute or extend the period or duration of time for the performance, discharge or payment of, refuse to enforce, compromise or settle its Lien against, any and all deposits and other property or assets on which the Bank may have a Lien or which secures any of the Indebtedness, liabilities and obligations, including without limitation, the Obligations of any Borrower under this Agreement, (iii) amend, modify, alter or restate, in accordance with their respective terms, this Agreement or any of the Loan Documents or otherwise, accept deposits or other property from, or enter into transactions of any kind or nature with, any one or more of the Borrowers, and (iv) disburse all or part of the proceeds of the Loan as instructed by SSI as agent for all of the Borrowers, without inquiry or investigation of any kind by the Bank as to the use of such proceeds (each Borrower confirms that it will be directly or indirectly benefitted by each and every Revolving Loan Advance and any and all other advances under this Agreement or any of the Loan Documents).

          Section 8.15     Third Party.

          No rights are intended to be created hereunder for the benefit of any Third Party donee, creditor or incidental beneficiary.


                                   MIDLANTIC BANK, N.A.


                                   By:



                                   SAFEGUARD SCIENTIFICS, INC.


                                   By:


                                   Attest:


                                   SAFEGUARD SCIENTIFICS (DELAWARE) INC.


                                   By:


                                   Attest: